Exhibit 10.16

Pacific Drilling S.A. Annual Incentive Plan Document Id.: HRS-WWD_PLN-010 Document Version: R03 Effective Date: 01 January, 2019 Document Owner: SVP Corporate Services

Copyright © 2019 Pacific Drilling Unpublished Work; all rights reserved.

Document Title:  Pacific Drilling S.A. Annual Incentive Plan

Document Id.:  HRS-WWD_PLN-010

PART I - PLAN FRAMEWORK

1.    Plan Name

The Pacific Drilling S.A. Annual Incentive Plan (“the Plan”).

2.    Plan Objective

The objective of the Plan is to advance the interests of Pacific Drilling S.A. and its subsidiaries (the “Company”) by providing a mechanism to encourage and reward participants and align employee incentives with Company performance.

3.    Plan Term

The Plan will commence on January 1, 2019 and will remain in effect  for successive fiscal years (each such fiscal year, a “Plan Year”), until terminated as provided herein.

4.    Plan Eligibility

On-shore and offshore employees of the Company whose decisions, activities, and performance have a significant impact on the business results may participate in the Plan as approved by Compensation Committee (the “Committee”) of the Pacific Drilling S.A. Board of Directors (the “Board”) or the Chief Executive Officer (CEO) and SVP Corporate Services, as provided in Part II.

5.    Individual Target Bonus Levels

The Committee will recommend to the Board for approval each individual participant’s target bonus level.  A participant’s target bonus level reflects the participant’s level of responsibility within the organization, local competitive pay practices, external market comparators, and other criteria.  The total of all individual target bonuses for a Plan Year is the “Target Bonus Pool.”

6.    Company Performance Targets and Achievement

For each Plan Year, the Board, in collaboration with the CEO, establishes the Company performance targets under the Plan.

7.    Determination of Achievement of Company Performance Targets and Bonus Payout

The Committee will determine achievement of the applicable Company performance targets as of the end of each Plan Year and adjust the applicable Target Bonus Pool to reflect the actual results of the performance targets, excluded items and the impact of Board-approved strategic decisions, and any discretionary bonus recommendations, as follows (such amount being the “Actual Bonus Pool”):

•      80% of the Actual Bonus Pool will be awarded based on the Company’s achievement against the Company performance targets as adjusted for the impact of Board-approved exclusions and strategic decisions

•      20% of the Actual Bonus Pool will be awarded at the discretion of the Board.

The Committee will recommend the Actual Bonus Pool to the Board for approval.  Depending on the Board’s subjective assessment of performance, the Actual Bonus Pool could be adjusted upwards or downwards. Factors for consideration could include absolute total shareholder return, execution of strategic priorities, liquidity, strategic decisions, etc.

8.    Allocation of the Actual Bonus Pool

The total allocated bonus dollars for each Plan Year will not exceed the Actual Bonus Pool approved by the Board.

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Pacific Drilling S.A. Annual Incentive Plan Document Id.: HRS-WWD_PLN-010 Document Version: R03 Effective Date: 01 January, 2019 Document Owner: SVP Corporate Services

Each participant’s bonus payment for a given Plan Year will generally be determined by his or her pro-rata share of the approved Actual Bonus Pool, based upon their share of the Target Bonus Pool, subject to adjustments:

•     The individual allocation of the bonus for executive officers will be determined by the Board of Directors.

•     The individual allocation of the bonus for those below the executive officer level will be at the discretion of the Chief Executive Officer and the Senior Vice President Corporate Services as set forth in Part II, Section 1. An individual’s Actual Bonus Payout may be influenced by multiple factors during the Plan Year, including but not limited to individual performance, team performance and the outcome of special projects.

PART II – PLAN RULES AND ADMINISTRATION

1.     Administration

The Plan shall be administered by the Committee, subject to the overall authority of the Board.  The Committee shall have full authority to interpret the Plan, including, in particular, authority to:

•     designate participants for each Plan Year;

•     establish performance goals and objectives for each Plan Year;

•     adjust performance goals for strategic decisions made during the Plan Year;

•     establish, and recommend to the Board for approval, the Target Bonus Pool for each Plan Year;

•     establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and

•     determine whether the Company performance targets have been met and calculate and recommend to the Board for approval the Actual Bonus Pool and individual bonus payouts for each Plan Year.

In addition to the powers delegated herein, the Committee and the Board may, in their discretion, delegate all or part of their powers and authority under the Plan to one or more executive officers and/or directors of the Company; provided however that neither may delegate its responsibility with respect to awards to executive officers of the Company.  Unless otherwise determined by the Committee and the Board, each expressly delegates to each of the Chief Executive Officer and the Senior Vice President Corporate Services, either together or acting alone, the authority to determine the individual target bonus levels, and make changes thereto, with respect to participants who are not executive officers of the Company.

All decisions by the Committee, the Board, or their delegees pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the participants, the Company and its respective equity holders.

The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee or the Board and any officer or employee of the Company acting at the direction or on behalf of the Committee or the Board shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

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Pacific Drilling S.A. Annual Incentive Plan Document Id.: HRS-WWD_PLN-010 Document Version: R03 Effective Date: 01 January, 2019 Document Owner: SVP Corporate Services

2.    Bonus Payment

Any bonus payment for a given Plan Year will be paid to participants no later than the end of the first quarter following the end of the applicable Plan Year.

3.    Leavers

Except as otherwise provided herein, to be eligible for any payment under the Plan for a given Plan Year, participants must be (i) actively employed on the last day of the Plan Year, and (ii) actively employed and in good standing (as determined by the Company) on the date the bonus is paid. Individuals who are terminated by the Company for conduct and/or performance reasons prior to a bonus payment for a given Plan Year are not eligible for either a partial or full bonus payment. Individuals who are terminated for redundancy after the end of a Plan Year but before the applicable bonus payment is made and who remain eligible for rehire will be eligible for the bonus payment.

4.    New Hires

New employees who join the Plan after the start of a Plan Year will be eligible for payment under the Plan subject to the following provisions:

•     If an employee is hired on or before September 30 of a given Plan Year, any bonus payment for that year will be based on a pro-rated target bonus level, calculated by multiplying the annual target bonus level applicable to the employee by a fraction, the numerator of which is the number of days he or she was employed during the Plan Year, and the denominator of which is 365.

•     If an employee is hired after September 30 of a given Plan Year, the employee will be ineligible for a bonus payment for that year.

5.    Promotions/Demotions/Salary Adjustment/Transfers

If an employee experiences a promotion, demotion, salary adjustment, transfer or other event that causes a change in the applicable target bonus level, the employee’s final target bonus level for the Plan Year shall be the sum of the products of (i) each target bonus level applicable to the employee during the Plan multiplied by (ii) a fraction, the numerator of which is the number of days during the Plan Year that the such target bonus level applied to the employee, and the denominator of which is 365.

6.    Leave of Absence

Participants on any approved leave of absence lasting longer than two (2) weeks, including, but not limited to medical, personal, and Family Medical Leave Act (FMLA) leaves, will not accrue bonus during the period of absence. Employees on an approved Leave of Absence at the time of bonus payment will not receive bonus payment until he or she returns from the Leave of Absence and is designated as an active employee.

7.    Board Discretion

As noted herein, the Actual Bonus Pool and bonus payouts under this Plan for each Plan Year are determined entirely at the Board’s discretion. The Board’s authority includes, but is not limited to, the power to:

•      Approve the payout of only a portion of the recommended Actual Bonus Pool, if any;

•      Amend or modify the Plan’s design, terms, and targets; and

•     Terminate or suspend the Plan.

8.    General Provisions

8.1.          Compliance with Legal Requirements.  The Plan and the award of bonuses shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

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Pacific Drilling S.A. Annual Incentive Plan Document Id.: HRS-WWD_PLN-010 Document Version: R03 Effective Date: 01 January, 2019 Document Owner: SVP Corporate Services

8.2.          No Right to Employment.  Nothing in the Plan or in any notice of award shall confer upon any person the right to continue in the employment of the Company or affect the right of the Company to terminate the employment of any Plan participant.

8.3.          No Right to Award.  Unless otherwise expressly set forth in an employment agreement signed by the Company and a participant, a participant shall not have any right to any bonus payment under the Plan until such bonus payment has been paid to such participant and participation in the Plan in one Plan Year does not connote any right to become a participant in the Plan in any future Plan Years.

8.4.          Withholding.  The Company shall have the right to withhold from any bonus payment, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to a bonus payment.

8.5.          Unfunded Status.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any participant, beneficiary or legal representative or any other person.  All payments to be under the Plan shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

8.6.          Section 409A of the Code.  It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”).  In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan shall be interpreted and construed accordingly.

8.7.          Severability.  In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

8.8           Conflicts.  To the extent the terms of the Plan conflict with the terms of any employment or other agreement between the Company or its subsidiaries and a participant, the terms of such agreement shall prevail with respect to that participant’s awards under the Plan.

Name: Amy Roddy	Job Title: SVP Corporate Services	Signature:

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